Exhibit 4.1

Form of Promissory Note

NOTE

$[ ]	August __, 2006

FOR VALUE RECEIVED, Pure Vanilla eXchange, Inc., a Nevada corporation with an address at 805 Third Avenu, New York NY 10022 ("Maker"), promises to pay to the order of [                         ] ("Payee"), the principal sum of [                         ] Dollars ($[                         ]) plus interest on the outstanding principal from the date hereof to and including the day when principal is paid in full. Interest shall accrue daily at the rate of fifteen percent (15%) per annum; provided that so long as an Event of Default (as hereinafter defined), or any event which with notice or passage of time or both would constitute an Event of Default, shall exist and be continuing, interest shall accrue daily at the rate of eighteen percent (18%) per annum.

1. Payments. Maker shall pay accrued interest on the first day of each month beginning June 1, 2006 and shall pay the entire principal balance, plus all accrued and unpaid interest thereon, on the earliest to occur of (a) February 1, 2007 and (b) the date upon which the Company’s first underwritten public offering of its Common Stock under the Securities Act of 1933, as amended, becomes effective. Payments shall be made at the offices of Maker or at such other place as Payee or any subsequent holder may designate to Maker in writing.

2. Prepayment. The indebtedness evidenced by this Note may be prepaid at any time and from time to time, without advance notice to Payee, in whole or in part without premium or penalty, but with accrued interest to the date of prepayment on the amount of principal being prepaid.

3. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing, Payee may, by notice to Maker, declare this Note, all interest hereon, and all other amounts payable hereunder to be due and payable, whereupon the same shall become immediately due and payable:

a. There is a failure to make any payment of principal of, interest on, or any other amount payable under this Note, within ten (10) days after the same is due, Maker breaches any other obligation to Payee hereunder, or Maker breaches or defaults under any other agreement with or obligation to Payee whatsoever;

b. Maker shall become insolvent or admit in writing its or his inability to pay its debts as they become due, or shall make a general assignment for the benefit of creditors;

c. Any proceedings shall be instituted by or against Maker seeking either (i) an order for relief with respect to, or reorganization, arrangement, adjustment or composition of, its debts under the United States Bankruptcy Code or under any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) appointment of a trustee, receiver or similar official for Maker or for any substantial part of its property; and, with respect only to a proceeding instituted against Maker, such proceeding is not dismissed within sixty (60) days thereafter;

d. Maker's failure to conduct business in the ordinary course, dissolution or termination of existence;

e. Any sale, transfer, pledge, lien, grant of a security interest or other disposition, outside the ordinary course of business, in or of any material assets or a material portion of the assets or business of Maker;

f. Any declaration or payment by Maker of any dividend or distribution with respect to its capital stock; any payment with respect to any stock appreciation right, phantom stock or similar plan; or redemption of any shares of its capital stock, or of options, warrants, or other rights to acquire, or securities convertible into its capital stock;

g. A final judgment or order for the payment of money in excess of $100,000 shall be rendered against the Maker and such judgment or order shall continue unsatisfied, in effect and unstayed for a period of thirty (30) consecutive days

h. The failure of Maker to comply in all material respects with all applicable laws, rules, regulations or orders, including, without limitation, (i) paying before same become due all taxes, assessments and governmental charges imposed upon it, upon its income and profits or upon its property, except to the extent contested in good faith and covered by adequate reserves, and (ii) compliance with all applicable environmental and toxic substance laws, rules and regulations; or 4. No Waiver, etc. No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other right of Payee, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. Maker and every endorser of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest and notices of every kind with respect to this Note and assents (i) to any extension or postponement of the time of payment and to any other indulgence, (ii) to the addition or release of, or any compromise or settlement with, any endorser or other party or person primarily or secondarily liable hereunder, and (iii) to the addition or release of, the failure to take or perfect an interest in, any compromise or settlement with respect to, or any delay in proceeding or failure to proceed against, any collateral or other security for this Note.

5. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within New York State, without giving effect to conflict of laws principles.

7. Notices. Any notice or other communication required or permitted under this Note shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested, or (iv) when telecopied or sent by facsimile transmission if an additional notice is also delivered or mailed, as set forth under (i), (ii) or (iii) above, within three days thereafter. Any such notice or communication shall be delivered or directed to a party at its address set forth above or, as to each such party or any holder hereof, at such other address as may be designated by such party or holder in a notice given to the other parties hereto in accordance with the provisions of this paragraph.

8. Maximum Interest. Notwithstanding any other provisions of this Note, Payee does not intend to charge, and Maker shall not be required to pay, any interest or other fees or charges in excess of the maximum permitted by applicable law. Any payments in excess of such maximum shall be refunded to Maker or credited against unpaid principal.

9. Modifications; Waiver. No modification or waiver of this Note or any part hereof shall be effective unless in writing and signed by Maker and Payee. No waiver of any breach or condition of this Note shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like kind or different nature. No course of dealing between Maker and Payee, or between Payee and any other party, will be deemed effective to modify, amend, waive or discharge any part of this Note or of the rights or obligations of Maker hereunder.

10-. Jurisdiction and Venue. In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Note, Maker specifically consents and agrees that: (i) the courts of the State of New York and/or the United States Federal Courts located in the State of New York shall have exclusive jurisdiction over Maker and over the subject matter of any such proceedings; and (ii) the venue of any such action shall be in New York County, New York and/or the United States District Court for the Southern District of New York.

IN WITNESS WHEREOF, Pure Vanilla eXchange has executed this Note as of the date first above written.

WITNESS:	Pure Vanilla eXchange, Inc.

By: ____________________________ Its: